Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE SECOND QUARTER OF FISCAL 2023

Keene, N.H. May 12, 2023 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the second quarter of fiscal 2023 which appears in the table below compared with the net income for the second quarter of fiscal 2022. According to the Trust's agreements with the operating companies, the Trust's monthly royalty payments are paid prospectively based on the amount of royalties that were payable to the Trust in the prior quarter. In the second quarter of fiscal 2023, the royalties paid to the Trust were derived from actual royalties received during the first quarter of fiscal 2023. This was a period of a spike in German natural gas prices.

	2nd Fiscal Quarter Ended 4/30/2023	2nd Fiscal Quarter Ended 4/30/2022	Percentage Change
Total Royalty Income	$9,760,018	$3,773,568	+158.64%
Net Income	$9,504,566	$3,559,968	+166.98%
Distribution per Unit	$1.05	$0.38	+176.32%

For gas sold under the Mobil Agreement for the second quarter of fiscal 2023, gas sales, gas prices, and the average exchange rate showed percentage changes of -4.26%, +76.98% and -1.70%, respectively, in comparison to the second quarter of fiscal 2022. For gas sold under the OEG Agreement for the second quarter of fiscal 2023, gas sales, gas prices, and the average exchange rate showed percentage changes of -6.71%, +76.98% and -1.56%, respectively, in comparison to the second quarter of fiscal 2022.

Trust expenses for the second quarter of fiscal 2023 increased 46.21%, or $98,881, to $312,869 from $213,988 in the second quarter of fiscal 2022. The increase in expenses primarily reflects higher Trustee fees as specified by the Trust Agreement on the basis of royalty income paid to the Trust.

Total royalty income received during the first six months of fiscal 2023 increased in comparison to the first six months of fiscal 2022 based on two factors: (1) gas prices under both the Mobil and the OEG Agreements in the first quarter of fiscal 2023 were significantly higher yielding higher royalty income; and (2) the prospective royalty payments received by the Trust in the second fiscal quarter reflected these same higher gas prices. The comparison of the relevant periods is shown below.

	Six Months Ended 4/30/2023	Six Months Ended 4/30/2022	Percentage Change
Total Royalty Income	$19,525,901	$6,320,107	+208.95%
Net Income	$19,040,580	$5,911,787	+222.08%
Distribution per Unit	$2.05	$0.63	+225.40%

Given the actual quarter-over-quarter decline in gas prices from the first to the second fiscal quarters, the Trust received significantly more royalties than the amount attributable to the respective periods of gas sales and prices. This overpayment of royalties has resulted in a negative carry-over that will substantially offset the amount of royalties that will be paid to the Trust in the third fiscal quarter. Consequently, this reduction in royalty income is expected to substantially reduce quarter-over-quarter cash distributions to the unit owners for the third fiscal quarter.

The previously declared distribution of $1.05 per unit will be paid on May 31, 2023 to owners of record as of May 19, 2023. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com. The Trust's 10-Q filing will be available through the SEC or on the Trust's website, www.neort.com, on or about May 31, 2023.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.